UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 18, 2008

SIMCLAR, INC.

(Exact name of registrant as specifıed in its charter)

Florida	001-139249	59-1709103
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identifıcation No.)

2230 West 77th Street, Hialeah, Florida	33016
(Address of principal executive offıces)	(Zip Code)

Registrant's telephone number, including area code	(305) 556-9210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 18, 2008, the Company received a letter advising it of a Nasdaq Staff determination that the Company fails to comply with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) as a result of the failure to timely file its Quarterly Report on Form 10-Q for the three months ended June 30, 2008, and that its common stock is, therefore, subject to delisting from the Nasdaq Capital Market. As previously announced by the Company on August 14, 2008, the delay in filing its second quarter Form 10-Q was caused by potentially significant problems encountered in the implementation of a new ERP software system in its Mexican subsidiary. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination. It is the Company’s intention to file its Form 10-Q for the quarter ended June 30, 2008 promptly following completion of efforts to identify and address the problems with the ERP implementation, and it expects that this will occur before any action is taken by the Nasdaq Listing Qualifications Panel.

The Company issued a press release on August 21, 2008, regarding the Nasdaq Staff’s determination that the Company fails to comply with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report:

Exhibit
Number	Exhibit Description

99.1	Simclar, Inc. press release dated August 21, 2008, entitled “Simclar Receives Notice of Potential Delisting.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simclar, Inc.

Date: August 22, 2008	By:	/s/ Stephen P. Donnelly
Stephen P. Donnelly, Chief Financial Officer, Treasurer and Secretary